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EXHIBIT 12.1

                              CONVERGYS CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                              (MILLIONS OF DOLLARS)

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

                                             Three Months
                                            Ended March 31,                             Year ended December 31,
                                                 2001            2000           1999            1998           1997          1996
                                                 ----            ----           ----            ----           ----          ----
Earnings
     Income (loss) before income taxes,
     extraordinary charges and
     cumulative effect of change in
     accounting principle                        $87.0          $317.0          $222.5         $130.6          $130.6       $124.8

     Adjustment for undistributed
     (income) losses of partnerships               2.7            13.4             2.2          (25.1)           (2.1)        (5.1)
     Interest expense                              6.9            32.9            32.5           33.9             5.4          6.0
     Portion (1/3) of rental expense
     deemed interest                               8.5            33.6            36.8           39.1            31.6         25.5
                                                   ---            ----            ----           ----            ----         ----

     Total Earnings                             $105.1          $396.9          $294.0         $178.5          $165.5       $151.2
                                                ======          ======          ======         ======          ======       ======

Fixed Charges
     Interest expense                             $6.9           $32.9           $32.5          $33.9            $5.4         $6.0
     Portion (1/3) of rental expense
     deemed interest                               8.5            33.6            36.8           39.1            31.6         25.5
                                                   ---            ----            ----           ----            ----         ----

     Total Fixed Charges                         $15.4           $66.5           $69.3          $73.0           $37.0        $31.5
                                                 =====           =====           =====          =====           =====        =====

Ratio of earnings to fixed charges                 6.82            5.97            4.24           2.45            4.47         4.80
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